Exhibit 99.1
For Immediate Release
Builders FirstSource Reports First Quarter 2009 Results
April 23, 2009 (Dallas, TX) — Builders FirstSource, Inc. (NasdaqGS: BLDR), a leading supplier and manufacturer of structural and related building products for residential new construction in the United States, today reported its results for the first quarter ended March 31, 2009.

	First Quarter Financial Highlights (unaudited)
		Diluted		Diluted
	First Quarter 2009	Per Share	First Quarter 2008	Per Share
Sales	$163.8 million		$259.9 million
Loss from continuing operations	$(30.4) million	$(0.85)	$(15.3) million	$(0.43)
Loss from discontinued operations, net of tax	$(0.1) million	$(0.00)	$(0.6) million	$(0.02)
Net loss	$(30.6) million	$(0.85)	$(15.8) million	$(0.45)

Included in the calculation thereof:
Facility closure costs	$0.6 million	$0.01	$0.1 million	$0.00
Debt issue costs write-off	$1.2 million	$0.02	$0.0 million	$0.00
Tax valuation allowance	$12.9 million	$0.36	$0.0 million	$0.00

		$0.39		$0.00

Other metrics:
Adjusted EBITDA	$(13.7) million		$(10.2) million
Cash used	$4.3 million		$15.7 million
“The first quarter of 2009 saw a continued decline in housing activity as actual single-family housing starts dropped to 78,200 from 161,900 in the same period of 2008, a 51.7 percent decline. This percentage decline is the largest year-over-year change since the housing correction began in March 2006, exceeding the record-setting decline of 45.0 percent in the fourth quarter of 2008” said Floyd Sherman, Builders FirstSource Chief Executive Officer. “The annualized rate for single-family starts at the end of the current quarter was 358,000, down 49.6 percent from the annualized rate of 711,000 one year ago.”
Mr. Sherman continued, “Our action plan of conserving cash, growing market share, reducing physical capacity, adjusting staffing levels, implementing cost containment programs, and prudently managing credit continues to help us mitigate the impact of the sluggish housing market on our operations. For the current quarter our net cash used was only $4.3 million. This is down from net cash used of $15.7 million during the first quarter of 2008, and consistent with $4.3 million of net cash used during the fourth quarter of 2008, excluding the $20 million repayment on our revolving credit facility. Given the continued deterioration of the housing market over this time period and its corresponding impact on our sales, we consider this a significant accomplishment and further validation of our operating strategy. Market share gains and further penetration into the multi-family and light commercial segments reduced our sales

Builders FirstSource Reports First Quarter 2009 Results (continued)
decline compared to the first quarter of 2008 by an estimated 17 percent. From a capacity standpoint, we closed one distribution center and one truss facility during the current quarter. Our average full-time equivalent headcount for the quarter was 3,169, down 38 percent from the first quarter of 2008, and down 22 percent from the fourth quarter. The reductions in payroll costs coupled with our other cost reductions allowed us to reduce our selling, general and administrative expenses by 29 percent, or approximately 88 percent variable with our sales volume decline of 33 percent. Our bad debt expense was $1.2 million, or 0.7 percent of sales, in the current quarter, down from $1.6 million, or 0.8 percent of sales, in the fourth quarter of 2008.”
Charles Horn, Builders FirstSource Senior Vice President and Chief Financial Officer, added, “We ended the quarter with over $102 million in cash, of which $83.5 million was available for operations. Protecting liquidity has been a principal component of our action plan since the beginning of the housing downturn thirty-six months ago. We were successful in protecting our liquidity as our net cash used was only $4.3 million during the current quarter. Our working capital as a percentage of sales was 13.0 percent, excluding cash and income tax receivables, which is consistent with the first quarter of 2008, and our accounts receivable days improved from 41.9 days to 41.0 days.” Horn continued, “Our goal is to continue paring operating expenses during 2009. Specifically, we are targeting a 10% reduction in our average full-time equivalent employees by the end of the second quarter, which would lower annual payroll costs by approximately $14 million. This reduction is contingent upon actual market conditions. In addition, we are endeavoring to lower our lease expense by returning excess rolling stock and negotiating rent abatements with certain landlords. Currently, we are unable to quantify the potential savings.”
First Quarter 2009 Results Compared to First Quarter 2008
(See accompanying financial schedules for full financial details and reconciliations of Non-GAAP financial measures to their GAAP equivalents.)
•	Sales were $163.8 million compared to $259.9 million last year, a decline of $96.1 million or 37.0 percent. Our sales volume dropped an estimated 33 percent compared to an estimated 50 percent decline in housing starts in our markets, signifying a contribution from market share gains and incremental multi-family and light commercial sales of an estimated 17 percent.

•	Gross margin percentage was 20.9 percent, down from 22.3 percent, a 1.4 percentage point decline. Specifically, our gross margin percentage declined 0.3 percentage points due to price, 0.6 percentage points due to volume (fixed costs in costs of goods sold), and 0.5 percentage points due to a shift in sales mix toward lower-margin installed product sales.

•	Selling, general and administrative (“SG&A”) expenses decreased $21.8 million, or 28.6 percent. As a percentage of sales, however, SG&A expense increased from 29.3 percent in 2008 to 33.2 percent in 2009 which is reflective of fixed cost items becoming a larger percentage of our SG&A. Average full-time equivalent employees for the first quarter 2009 were 38 percent lower than the first quarter 2008, and down 22 percent from the fourth quarter. Our salaries and benefits expense, excluding stock compensation expense, fell $13.6 million, or 31.3 percent. This decline was 95 percent variable with our sales volume decline. Delivery expenses fell $4.1 million, or 28.9 percent.

•	Interest expense was $7.5 million in the current quarter, an increase of $1.1 million over the year ago quarter due to the write-off of $1.2 million in debt issue costs related to the reduction of our revolving credit facility from $350 million to $250 million.

Builders FirstSource Reports First Quarter 2009 Results (continued)
•	We recorded tax expense of $2.1 million, or a 7.5 percent tax rate, during the quarter compared to a tax benefit of $9.5 million, or 38.3 percent tax benefit rate, in the first quarter of 2008. Our benefit for the current quarter was reduced by an after-tax, non-cash valuation allowance of $12.9 million, or $0.36 per share, related to our net deferred tax assets. Absent this valuation allowance, our tax benefit rate would have been 38.1 percent.

•	Loss from continuing operations was $30.4 million, or $0.85 loss per diluted share, compared to $15.3 million, or $0.43 loss per diluted share. Excluding the valuation allowance, facility closure costs, and the write-off of debt issue costs, our loss from continuing operations per diluted share was $0.46 for the current quarter.

•	Our loss from discontinued operations for the first quarter of 2009 was $0.1 million, or $0.00 loss per diluted share, compared to $0.6 million, or $0.02 loss per diluted share for the first quarter of 2008.

•	Net loss was $30.6 million, or $0.85 loss per diluted share, compared to net loss of $15.8 million, or $0.45 loss per diluted share.

•	Diluted weighted average shares outstanding were 35.8 million compared to 35.5 million.

•	Adjusted EBITDA was a loss of $13.7 million compared to a loss of $10.2 million last year. See reconciliation attached.
Liquidity and Capital Resources
•	Our cash on hand was $102.6 million at March 31, 2009. Due to the decline in sales and the corresponding reduction in our trade receivables and inventory which support our borrowing base, our net borrowing availability at March 31, 2009 was zero. Approximately $19.1 million of cash on hand at March 31, 2009 supported a short-fall in the calculation of the $35 million minimum liquidity covenant contained in our credit agreement. This covenant calculates as eligible borrowing base minus outstanding borrowings, and the resulting amount must exceed $35 million or the Company is required to meet a fixed charge coverage ratio, which we currently would not meet. The calculation of minimum liquidity allows cash on deposit with the agent to be included as eligible borrowing base. Absent the use of cash in the calculation, we would have been forced to repay $19.1 million in borrowings in order to comply with the covenant. Accordingly, our available cash was $83.5 million at March 31, 2009.

•	Operating cash flow was $(3.2) million compared to $(16.1) million for the first quarter of 2008.

•	Capital expenditures were $1.7 million which related to lease buyouts on rolling stock. Capital expenditures in the first quarter of 2008 were $1.2 million.
Outlook
The company cannot predict the duration of the current market conditions or the strength of future recovery in the housing market. However, we expect the difficult conditions to continue throughout 2009. Additionally, increased competitive pressure arising from the current operating conditions could continue to have a negative impact on our operating results.

Builders FirstSource Reports First Quarter 2009 Results (continued)
Mr. Sherman concluded, “We expect the difficult housing environment to present unprecedented challenges for the remainder of 2009 for everyone operating within our industry. We will continue executing our proven strategy of conserving liquidity through cost containment programs, prudently managing credit and rationalizing physical capacity and staffing levels, and will also continue our efforts to grow market share. We are optimistic that the sustained execution of our strategy, coupled with $83.5 million in available cash and over $30 million in income tax refunds to be received during 2009, will provide adequate liquidity to withstand these challenging industry conditions.”
Conference Call
Builders FirstSource will host a conference call Friday, April 24, 2009, at 10:00 a.m. Central Time (CT) and will simultaneously broadcast it live over the Internet. To participate in the teleconference, please dial into the call a few minutes before the start time: 888-599-8658 (U.S. and Canada) and 913-312-0734 (international). A replay of the call will be available from 1:00 p.m. CT April 24, 2009 through April 29, 2009. To access the replay, please dial 888-203-1112 (U.S. and Canada) and 719-457-0820 (international). Please refer to pass code 4139705. To access the webcast, go to www.bldr.com and click on “Investors.” The online archive of the webcast will be available for approximately 90 days.
About Builders FirstSource
Headquartered in Dallas, Texas, Builders FirstSource is a leading supplier and manufacturer of structural and related building products for residential new construction. The company operates in 11 states, principally in the southern and eastern United States, and has 57 distribution centers and 55 manufacturing facilities, many of which are located on the same premises as our distribution facilities. Manufacturing facilities include plants that manufacture roof and floor trusses, wall panels, stairs, aluminum and vinyl windows, custom millwork and pre-hung doors. Builders FirstSource also distributes windows, interior and exterior doors, dimensional lumber and lumber sheet goods, millwork and other building products. For more information about Builders FirstSource, visit the company’s Web site at www.bldr.com.
Cautionary Notice
Statements in this news release and the schedules hereto which are not purely historical facts or which necessarily depend upon future events, including statements about the impact of expected market share gains, plans to reduce costs, forecasted financial performance or other statements about anticipations, beliefs, expectations, hopes, intentions or strategies for the future, may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on forward-looking statements. All forward-looking statements are based upon information available to Builders FirstSource, Inc. on the date this release was submitted. Builders FirstSource, Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks or uncertainties related to the Company’s growth strategies, including gaining market share, or the Company’s revenues and operating results being highly dependent on, among other things, the homebuilding industry, lumber prices and the economy. Builders FirstSource, Inc. may not succeed in addressing these and other risks. Further information regarding factors that could affect our financial and other results can be found in the risk factors section of Builders FirstSource, Inc.’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission. Consequently, all forward-looking statements in this release are qualified by the factors, risks and uncertainties contained therein.
# # #

Contact:
Charles L. Horn	M. Chad Crow
Senior Vice President and Chief Financial Officer	Vice President and Controller
Builders FirstSource, Inc.	Builders FirstSource, Inc.
(214) 880-3500	(214) 880-3500
Financial Schedules to Follow

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(unaudited)

	Three months ended
	March 31,
	2009	2008
	(in thousands, except per share amounts)

Sales	$163,799	$259,873
Cost of sales	129,626	201,857

Gross margin	34,173	58,016

Selling, general and administrative expenses (includes stock-based compensation expense of $1,438 and $2,107 for the three months ended in 2009 and 2008, respectively)	54,398	76,212
Facility closure costs	560	95

Loss from operations	(20,785)	(18,291)
Interest expense, net	7,541	6,470

Loss from continuing operations before income taxes	(28,326)	(24,761)
Income tax expense (benefit)	2,114	(9,488)

Loss from continuing operations	(30,440)	(15,273)
Loss from discontinued operations (net of income tax benefit of $0 and $306 for the three monthes ended in 2009 and 2008, respectively)	(138)	(573)

Net loss	$(30,578)	$(15,846)

Net loss per share:
Loss from continuing operations	$(0.85)	$(0.43)
Loss from discontinued operations	(0.00)	(0.02)

Net loss	$(0.85)	$(0.45)

Weighted average common shares:
Basic and diluted	35,802	35,460

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES
Sales by Product Category
(unaudited)

	Three months ended March 31,
	2009		2008
		(dollars in thousands)

Prefabricated components	$29,829	18.2%	$51,532	19.8%
Windows & doors	40,662	24.8%	66,879	25.7%
Lumber & lumber sheet goods	39,979	24.4%	61,219	23.6%
Millwork	17,178	10.5%	27,955	10.8%
Other building products & services	36,151	22.1%	52,288	20.1%

Total sales	$163,799	100.0%	$259,873	100.0%

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(unaudited)

	March 31,	December 31,
	2009	2008
	(in thousands, except per share amounts)

ASSETS
Current assets:
Cash and cash equivalents	$102,550	$106,891
Trade accounts receivable, less allowance of $6,749 and $6,194, at March 31, 2009 and December 31, 2008, respectively	75,463	84,984
Other receivables	36,773	41,516
Inventories	63,835	68,868
Other current assets	6,105	8,358

Total current assets	284,726	310,617
Property, plant and equipment, net	77,213	80,374
Goodwill	111,193	111,193
Other assets, net	16,716	18,956

Total assets	$489,848	$521,140

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts Payable	$43,234	$35,414
Accrued liabilities	28,313	37,794
Current maturities of long-term debt	45	44

Total current liabilities	71,592	73,252
Long-term debt, net of current maturities	319,171	319,182
Other long-term liabilities	25,960	26,232

	416,723	418,666

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value, 10,000 shares authorized; zero shares issued and outstanding	—	—
Common stock, $0.01 par value, 200,000 shares authorized; 36,066 and 36,128 shares issued and outstanding at March 31, 2009 and December 31, 2008, respectively	359	357
Additional paid-in capital	147,960	146,650
Accumulated deficit	(67,697)	(37,119)
Accumulated other comprehensive loss	(7,497)	(7,414)

Total stockholders’ equity	73,125	102,474

Total liabilities and stockholders’ equity	$489,848	$521,140

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(unaudited)

	Three months ended March 31,
	2009	2008
	(in thousands)

Cash flows from operating activities:
Net loss	$(30,578)	$(15,846)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	4,905	5,853
Amortization of deferred loan costs	1,875	703
Deferred income taxes	103	(137)
Bad debt expense	1,176	301
Net non-cash (income) expense from discontinued operations	(78)	250
Non-cash stock based compensation	1,438	2,107
Net gain on sales of assets	(332)	(395)
Changes in assets and liabilities:
Receivables	13,088	(3,695)
Inventories	5,033	(681)
Other current assets	2,254	1,953
Other assets and liabilities	(458)	(745)
Accounts payable	7,820	5,461
Accrued liabilities	(9,481)	(11,218)

Net cash used in operating activities	(3,235)	(16,089)

Cash flows from investing activities:
Purchases of property, plant and equipment	(1,670)	(1,246)
Proceeds from sale of property, plant and equipment	700	577

Net cash used in investing activities	(970)	(669)

Cash flows from financing activities:
Payments of long-term debt and other loans	(10)	(9)
Deferred loan costs	—	(245)
Exercise of stock options	—	1,662
Repurchase of common stock	(126)	(399)

Net cash (used in) provided by financing activities	(136)	1,009

Net change in cash and cash equivalents	(4,341)	(15,749)
Cash and cash equivalents at beginning of period	106,891	97,574

Cash and cash equivalents at end of period	$102,550	$81,825

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures to their GAAP Equivalents
(unaudited — dollars in thousands)

Note:	The company provided a detailed explanation of this non-GAAP financial measure in its Form 8-K filed with the Securities and Exchange Commission on April 23, 2009.

	Three months ended
	March 31,
	2009	2008

Reconciliation to Adjusted EBITDA:
Net loss	$(30,578)	$(15,846)
Reconciling items:
Depreciation and amortization expense	4,905	5,853
Interest expense, net	7,541	6,470
Income tax expense (benefit)	2,114	(9,488)
Net gain on sales of assets	(332)	(395)
Loss from discontinued operations, net of tax	138	573
Facility closure costs	560	95
Severance	495	400
Stock compensation expense	1,438	2,107

Adjusted EBITDA	$(13,719)	$(10,231)

Adjusted EBITDA as percentage of sales	-8.4%	-3.9%